ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:


                                    ARTICLE I
                                    ---------

The name of the Corporation is Restaurant Training Corporation.


                                   ARTICLE II
                                   ----------

The following two amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation on July 18, 2002:

1. The Articles of Incorporation are amended to change the voting privileges of the different classes of stock of the Corporation. This amendment alters
Article V of the original Articles of Incorporation and the full text of the altered Article is as follows:

Each share of Common Stock has one (1) vote on each matter which the shares is entitled to vote. Shares of Preferred Stock are entitled to the number of votes established by the Board of Directors at the time of issuance. Shareholders of all classes of stock may not cumulate their votes for any voting matter.

2. The Articles of Incorporation are amended to change the preemptive preferences for all classes of stock of the Corporation. This amendment alters
Article VII of the original Articles of Incorporation and the full text of the altered Article is as follows:

Holders of shares of any class of stock of the Corporation shall not have any preemptive or preferential right to subscribe for, purchase, or otherwise acquire or receive any shares of any class of stock hereafter issued by the Corporation, whether now or hereafter authorized, or any class of stock of the Corporation now or hereafter acquired and held by the Corporation as treasury stock and subsequently reissued and sold or otherwise disposed of, or any bonds, certificates of indebtedness, notes, or other securities convertible into or exchangeable for, or any warrants or rights to purchase or otherwise acquire, any shares of any class of stock of the Corporation, whether now or hereafter authorized.

                                   ARTICLE III
                                   -----------

The number of shares of the Corporation outstanding at the time of such adoption was 5,000,000; and the number of shares entitled to vote thereon was 5,000,000.


                                   ARTICLE IV
                                   ----------

The holders of all of the shares outstanding and entitled and entitled to vote on said amendments have signed a consent in writing pursuant to Article 9.10 adopting said amendments and any written notice required by Article 9.10 has been given.



Dated: July 18, 2002.

                                   Restaurant Training Corporation



                                   By: /s/ Victoria Z. Carlton
                                      -------------------------------------
                                      Victoria Z. Carlton
                                      President and Chief Executive Officer